EXHBIIT 10.57

This Turnkey Upgrade Agreement (“Agreement”) is made on this 11th day of November, 2013

BETWEEN

China Motion Telecom (HK) Limited, a company incorporated under the laws of Hong Kong, Special Administrative Region of the Peoples Republic of China, having its registered office at Suites 1105-1106, 11th floor, Chinachem Golden Plaza, 77 Mody Road, TsimShaTsui East, Hong Kong (“CMTHK”)

AND

VelaTel Global Communications, Inc., a company incorporated under the laws of the United States in the State of Nevada, having its registered office at 5950 La Place Court, Suite 160, California 92008 USA (“VelaTel”)

CMTHK and VelaTel are collectively referred to as “Customer.”

AND

New Host International Co., Ltd., a company incorporated under the laws of Brunei Darussalam having its registered office at Room 804, Sino Centre, 582-591 Nathan Road, Kowloon, Hong Kong (“Contractor”)

CMTHK, VelaTel and Contractor are each referred to as a “Party” and together as the “Parties”.

WHEREAS:

A.	Customer wishes to acquire a turnkey solution for the expansion and upgrade of its telephony core network in Hong Kong, including hardware, software, billing and customer support solutions, and accounting reporting functions (“Project”), and has negotiated contracts for supply, installation and maintenance of the hardware and software comprising the Project from reputable vendors including ZTE Corporation (“ZTE”), Niceuc Communication Co., Ltd. (“Niceuc”)and Tectura Hong Kong Limited (“Tectura” and together with ZTE and Niceuc, collectively “Subcontractors”).
B.	Contractor has expertise in coordinating and managing upgrade services similar to the Project and has agreed to contract directly with Subcontractors, to pay to each Subcontractor the amounts required for installation, maintenance and support of the Project equipment, to provide project management services in connection with the installation of the Project, and to assign warranty and other rights from Subcontractors to Customer as appropriate for Customer to have the full benefit of the Project.

NOW THEREFORE, in consideration of mutual representations, covenants and other valuable consideration, it is hereby agreed by and between the Parties as follows.

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ARTICLE 1          PURCHASE PRICE

The total purchase price payable by Customer to Contractor (“Purchase Price”) is itemized between the Subcontracted Amount, the Management Fee, and Finance Charges (each defined below).

1.1               Subcontracted Amount. The aggregate amount payable to Subcontractors is US$2,437,139 (“Subcontracted Amount”), all as itemized on the quotation attached as Annex 1 to this Agreement (“Quotation”). The Subcontracted Amount shall be subject to adjustment for any VAT or other taxes due to any Subcontractor, and any change orders or other change in the scope of the Project mutually agreed in writing between Contractor and Customer (including approval of any lender of Customer whose consent is required). Customer may prepay the Subcontracted Amount, in whole or in part, without penalty, and with corresponding reduction in the Finance Charges.

1.2               Management Fee. The management fee is US$365,571, which represents fifteen percent (15%) of the Subcontracted Amount (“Management Fee”). The Management Fee is subject to increase based on any increase in the Subcontracted Amount. The Management Fee covers any expense Contractor incurs associated with financing the Project, including payment of Subcontractor invoices in amounts and at times different from payments by Customer to Contractor, letter of credit expenses, and Contractor’s project management services associated with the Project. The Management Fee shall be fully earned upon execution of this Agreement, without regard to early repayment of the Subcontracted Amount or accrued Finance Charges.

1.3               Finance Charges. After the Deferral Period (defined below), interest at the rate of seven and one-half percent (7.5%) per annum (“Finance Charges”) shall accrue on any outstanding balance of the Subcontracted Amount but not on the Management Fee.

ARTICLE 2          TERMS OF PAYMENT

2.1               The tenor for payment of the Purchase Price is a term of 72 months (“Term”). The Term shall commence upon the execution of the principal purchase orders between Contractor and ZTE and Niceuc (“Effective Date”). During the first twelve (12) months of the Term, no Finance Charges shall accrue, and no portion of the Purchase Price shall be payable (“Deferral Period”). Thereafter, the Purchase Price shall be paid in sixty (60) equal monthly installments commencing on the same calendar date that is thirteen (13) months after the Effective Date (“Commencement Date”), and on the same calendar day of each succeeding month during the remaining Term.

2.2               Each installment of the Subcontracted Amount plus Finance Charges (“P&I Installment”) shall be US$48,835. The amount of each P&I Installment allocated as Finance Charge is shown on the amortization schedule included in the Quotation. The amount of each P&I Installment and the amortization schedule shall be adjusted in the event of any adjustment to the Subcontracted Amount such that remaining P&I Installments after adjustment are equal.

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2.3               Each installment of the Management Fee (“Management Fee Installment”) shall be US$6,092.85. The Management Fee Installment amount shall be adjusted in the event of any adjustment of the Subcontracted Amount such that each of the remaining Management Fee Installments after adjustment are equal. Except in accordance with ARTICLE 4, no Finance Charges shall accrue on the Management Fee.

2.4               Should Customer elect to prepay any portion of the Subcontracted Amount, the amount of such prepayment in excess of the sum of the P&I Installment and the Management Fee Installment next due shall be applied first against the unpaid balance of the Subcontracted Amount of the following consecutive installments, until the same is paid in full, and then against the Management Fee. Any partial prepayment of either the Management Fee or the Subcontracted Amount shall not decrease subsequent P&I Installments or Management Fee Installments until one or both have been paid in full.

2.5               Should Customer fail to pay any P&I Installment, Management Fee Installment, or other amount required under this Agreement, within 10 days of its due date, Contractor shall thereafter have the right to issue and deliver to Customer a notice of delinquency, itemizing the amount in arrears and other circumstances surrounding such delinquency. Should Customer fail to cure such delinquency within five days of receipt of such notice, Contractor shall be entitled to declare Customer in default under this Agreement, and to exercise the remedies described in ARTICLE 4.

2.6               All payments shall be calculated in United States dollars. Customer shall be responsible for any fluctuation in exchange rates from other currencies that occur from time to time, and for any wire transfer or other bank charges associated with any payments. Unless otherwise directed by Contractor, all payments shall be made to Contractor’s bank account stated as follows:

Account name: [ • ]

Account number USD: [ • ]

Bank name: [ • ]

Swift code: [ • ]

Bank address: [ • ]

ARTICLE 3          TITLE TO EQUIPMENT AND COLLATERAL

3.1               Title to all equipment, software, and other property included in the Project, whether tangible or intangible, shall pass to Customer upon delivery to Customer’s business premises.

3.2               Until the Purchase Price is paid in full, Contractor shall have a purchase money security interest in all such equipment, software and other tangible and intangible property of Customer included in the Project. Customer shall cooperate with Contractor in signing or filing any papers necessary to perfect Contractor’s security interest under applicable law.

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ARTICLE 4          WARRANTY

Customer is familiar with the scope of warranty and service quality negotiated with each Subcontractor. Contractor’s warranty to Customer pursuant to this Agreement shall be co-extensive with the warranty to be contained in each contract between Contractor and each Subcontractor, each with identical duration and subject to the same limitations and exclusions as offered by each Subcontractor. Contractor agrees to assign all such Subcontractor warranties directly to Customer to the maximum extent allowed by law.

ARTICLE 5          REMEDIES

In the event of any delinquency noticed in accordance with Section 2.5 which is not timely cured, Contractor shall be entitled to exercise any of the following remedies, which shall be cumulative: (i) to declare the entire unpaid balance of the Subcontracted Amount, any accrued Finance Charges, and the Management Fee immediately due and payable, (ii) to foreclose Contractor’s security interest in any or all of the equipment and other tangible property as described in ARTICLE 3, and/or (iii) to seek specific performance of Customer’s unperformed obligations under this Agreement. In addition to all other remedies, after default, interest on the entire unpaid balance of the Purchase Price shall accrue at the default rate of eighteen percent (18%) per annum from the date of declaration of default pursuant to Clause 2.5.

ARTICLE 6          FORCE MAJEURE

Where the performance of either Party under this Agreement is hindered by or rendered impossible on account of Force Majeure, including earthquakes, typhoon, flood , fires, war and other unexpected or unavoidable forces in respect of their consequence or results, the Party in contingency shall provide notice to the other Party of such contingency immediately, and within 15 days shall present valid documents signed by the notarial agency of the locale, stating the details of the incident and proving the circumstance and the extended time of performance required. The Party in contingency shall be exempt from liability for damages caused to the other Party as a result of and during the pendency of any event constituting Force Majeure.

ARTICLE 7          APPLICABLE LAW AND RESOLUTION OF DISPUTES

7.1               This Agreement, including without limitation its conclusion, validity, construction, performance and settlement of the disputes, shall be governed by the law of Hong Kong, without giving effect to the principles of conflict of law.

7.2               Any dispute arising from, or in connection with the Agreement shall be first settled through friendly negotiation by both Parties. In case no settlement to disputes can be reached through amicable negotiation by both Parties, the disputes shall then be submitted to Hong Kong International Arbitration Center (“HKIAC”) for arbitration before a single arbitrator to be conducted in English in accordance with its Arbitration Rules in force at the time of application for arbitration. The arbitration fees shall be borne by the losing party except otherwise awarded by the arbitrator.

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ARTICLE 8          GOVERNING LANGUAGE

The Agreement is entered in the English language. Should a translation of the Agreement into any other language be made for any reason, all matters involving interpretation shall be governed by the English text. The day-to-day language of communication and document transfer between the parties shall be English.

ARTICLE 9          NO JOINT VENTURE

Nothing in this Agreement shall be construed to constitute, create, give effect or recognize a joint venture partnership or formal business entity of any kind. Nothing shall be construed as providing for the sharing of profits or losses arising out of the efforts of either Party except as may be provided in any separate contract entered into between the parties (if any).

ARTICLE 10          NOTICES

Notices under this Agreement must be in writing, to be sent via overnight courier service, personal delivery, or by confirmed email or facsimile. If sent by confirmed personal delivery, notice will be effective at the time of delivery. If sent by overnight courier service, notice will be effective upon the actual time of delivery. If sent by confirmed email or facsimile, notice will be effective one business day after being sent. Notices should be sent to the address/email/facsimile for each Party shown immediately below the signature block for such Party. Any Party may change the details for delivery of notice to it by notice to the other Party delivered in accordance with this ARTICLE 9.

ARTICLE 11          NO WAIVER

The failure of either party to insist upon strict adherence to any term or condition of this Agreement on any occasion shall not be considered a waiver of any right to insist upon strict adherence to that term or condition or any other term or condition of this Agreement.

ARTICLE 12          MISCELLANEOUS

12.1            This Agreement and its Annexes constitutes the entire Agreement and understanding between the Parties with respect to the subject matter hereof, and there are no additional or other promises, representations, warranties or contracts or understandings, whether written or oral, except those as contained herein.

12.2            If any term or provision of this Agreement is held to be illegal or unenforceable, the validity or enforceability of the remainder of this Agreement will not be affected.

12.3            This Agreement may not be altered, modified, or waived in whole or in part, except in writing, signed by the Parties.

12.4            If there are any discrepancies exist between this Agreement and its Annexes, the provisions of this Agreement shall prevail.

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12.5            This Agreement may be executed in one or more counterparts, including facsimile copies of signatures, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to constitute one and the same agreement.

12.6            Contractor may assign and transfer its rights under this Agreement to any nominee who agrees to assume all duties and obligations of Contractor.

IN WITNESS WHEREOF, this Agreement has been duly signed by the Parties hereto, in duplicate, on the day written above.

For and on behalf of Customer: CHINA MOTION TELECOM (HK) LIMITED By: /s/ Yang Qun Name: Yang Qin Title: General Manager	For and on behalf of Contractor: NEW HOST INTERNATIONAL CO., LTD. By: /s/ Derrick Lin Name: Derrick Lin Title:
VELATEL GLOBAL COMMUNICATIONS, INC. By: /s/ Colin Tay Name: Colin Tay Title: President

Annex 1:   Quotation from Contractor, including Amortization Schedule and Summary of Quotations from Subcontractors

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